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Exhibit 5.1

ROBERT M. GRACE, JR.
VICE PRESIDENT, GENERAL COUNSEL
AND SECRETARY

March 10, 2005

3D Systems Corporation
26081 Avenue Hall
Valencia, California 91355

  Re:
  Registration Statement on Form S-8 Regarding Stock Option Awards by 3D Systems Corporation to Abraham Reichental and Kevin McNamara

Ladies and Gentlemen:

        I am the Vice President, General Counsel and Secretary of 3D Systems Corporation, a Delaware corporation (the "Company"), and as such have represented the Company in connection with the Registration Statement on Form S-8 (the "Registration Statement") of the Company filed with the Securities and Exchange Commission (the "Commission") pursuant to the Securities Act of 1933, as amended (the "Securities Act"), in connection with the registration of 369,599 shares ("Shares") of Common Stock, par value $0.001 per share, of the Company (the "Common Stock"), 344,599 shares of which are subject to issuance under a stock option granted to Abraham N. Reichental on September 19, 2003 and 25,000 shares of which are subject to issuance under a stock option granted to Kevin McNamara on June 2, 2003 (collectively, the "Stock Option Awards"). All capitalized terms that are not defined herein have the meanings assigned to them in the Registration Statement.

        As counsel for the Company, in addition to participating in the preparation of the Registration Statement, I have reviewed the resolutions adopted by the Board of Directors that authorized the grants of the Stock Option Awards and the issuance of the Shares covered by the respective Stock Option Awards. I have also reviewed such corporate records, documents, instruments and certificates and have made such other inquiries as I have considered necessary in order to furnish a basis for rendering this opinion.

        Based on the foregoing, I am of opinion that the Shares, when issued in accordance with the terms of the respective Stock Option Awards to which they are subject, will be legally issued, fully paid and nonassessable shares of Common Stock of the Corporation.

        I wish to advise you that I am a member of the bar of the State of New York. Accordingly, I express no opinion as to any laws other than the laws of the State of New York, the corporate laws of the State of Delaware and the federal laws of the United States.

        I consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, I do not thereby admit that I am within the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations of the Commission.

Very truly yours,
/s/ ROBERT M. GRACE, JR., ESQ. Robert M. Grace, Jr., Esq. Vice President, General Counsel and Secretary

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  Exhibit 5.1